EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1879 Contacts: (Media) Greg Guest (404) 652-4739 Robert Burns (404) 652-4794 Investors - Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4729

Date: Feb. 26, 2004

GEORGIA-PACIFIC, KOCH CELLULOSE, LLC, ANNOUNCE DEFINITIVE AGREEMENT ON SALE OF GEORGIA AND MISSISSIPPI PULP ASSETS

            ATLANTA - Georgia-Pacific Corp. (NYSE: GP) and Koch Cellulose, LLC, a wholly owned subsidiary of Koch Industries, Inc., today announced they have reached a definitive agreement on the previously announced sale of Georgia-Pacific's non-integrated fluff and market pulp operations to the Koch subsidiary for $610 million.

            Georgia-Pacific expects the transaction to result in debt reduction of $535 million, which includes cash and $73 million of debt to be assumed by Koch Cellulose. The sale, consisting of assets and the stock of Georgia-Pacific's Brunswick Pulp & Paper subsidiary, will generate net after-tax proceeds to Georgia-Pacific equivalent to an all-asset sale at approximately $735 million. Georgia-Pacific expects to record an after-tax expense of approximately $20 million upon closing.

            Closing of the transaction is subject to regulatory approvals and satisfaction of customary closing conditions. Included in the sale, which is expected to close early in the second quarter, are Georgia-Pacific's pulp mills at Brunswick, Ga., and New Augusta, Miss., a short-line railroad servicing the New Augusta mill and the assets of two international sales offices.

            W. Wes Jones, currently president - pulp for Georgia-Pacific, has accepted the position of president of Koch Cellulose, pending completion of the sale. Jones joined Georgia-Pacific in 1988 as pulping and woodyard superintendent of the Crossett, Ark., operations. He moved to Brunswick in 1991 as production manager and became general manager of the mill in 1993. Jones was named vice president - Brunswick operations, in 1994 before becoming president - pulp in 2000. He holds a bachelor's degree from the University of Florida.

The headquarters for Koch Cellulose will be located in Brunswick.

            Annual fluff pulp capacity at the Brunswick mill is 826,000 tons. Fluff pulp is predominantly used in products such as disposable diapers, baby wipes and sanitary products. In 2002, the New Augusta mill had annual market pulp capacity of 628,000 tons. Goods commonly produced from market pulp include fine papers, postage stamps, tissue products and coffee filters. During 2003, New Augusta began production of fluff pulp to meet growing market demands. Combined, the facilities being sold employ approximately 1,100 people.

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            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products, pulp and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

            Koch Cellulose, LLC is a stand-alone company and a wholly owned subsidiary of Koch Industries, Inc. Koch Industries, based in Wichita, Kan., owns a diverse group of companies engaged in trading, operations and investments worldwide.

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Certain statements contained in the press release, including statements regarding the transaction with Koch Industries, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations and assumptions and are subject to risks and uncertainties, many of which are outside the control of Georgia-Pacific. Actual results could differ materially as a result of many factors, including, but not limited to, the inability of the parties to secure any required approvals or consents or otherwise to complete the transaction in a timely manner, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on 10-K for the fiscal year ended January 3, 2004.